Exhibit 99.1

Shell Landing Recovering from Katrina

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 1, 2005--Azur International, Inc. (Other OTC: AZRI.PK - News; XETRA: LCN.DE - News), a luxury residential and resort development company, today announced that the Shell Landing resort development and golf course survived hurricane Katrina with minimal damage. The golf course requires some moderate cleanup of debris, and the club house sustained no damage. The company is focused on assisting its employees and has already met with disaster relief fund representatives.

      Carl Crawford, President of Azur Shell Landing Resort, stated, "We are here on the ground and, at a time like this, most concerned with helping those who have been displaced or affected in some way by this catastrophe. Utmost in our minds is our employees' welfare. We are also working with community leaders in recovery efforts, while we set about removing debris from Shell Landing."

      Donald H. Goree, Chairman and CEO of Azur International, added, "This has been a very difficult time for all residents in the Gulf Coast. We were fortunate that, because Shell Landing sits at a higher coastal elevation than the surrounding areas, we were spared the impact of surging water. In addition, the gulf marshes on the edge of Shell Landing served to protect the property's vegetation, and the hundred-year-old oaks weathered the storm well."

About Azur International, Inc.

Azur International, Inc., based in Fort Lauderdale, Florida currently develops and markets luxury residential and resort properties. Additionally, it has several real estate projects under consideration, including the purchase and development of luxury hotels and resorts, domestically and internationally, and land purchases in strategic areas that can provide inventory for future development or sale. For additional information about Azur International, Inc., go to www.azur-Int.com.

The Private Securities Litigation Reform Act of 1995 may provide a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Azur International, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.